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                                                                   Exhibit 10.45

                                   AGREEMENT

     THIS AGREEMENT dated as of August 1, 2002 is made by and between EntreMed, Inc. a Delaware corporation (the "Company"), and Neil J. Campbell (the "Executive").

     WHEREAS the Company considers it essential to its best interests and to the best interests of its shareholders and customers to foster the continuous employment of its key management personnel; and

     WHEREAS the Company recognizes that the possibility of a Change in Control (as defined in Section 9.6 hereof) exists, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders and customers; and

     WHEREAS the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

     1. DEFINED TERMS. Definitions of certain capitalized terms used in this Agreement are provided in Section 9 and elsewhere in this Agreement.

     2. TERM OF AGREEMENT. This Agreement shall become effective on the date hereof and shall remain in effect indefinitely thereafter; provided, however, that (a) except as provided in clause (b) of this Section 2, either the Company or the Executive may terminate this Agreement by giving the other party at least ninety (90) days advance written notice of such termination, and (b) if a Potential Change in Control or a Change in Control shall have occurred during the term of this Agreement, this Agreement may not be terminated until all obligations of either party hereto have been performed in full, the Coverage Period has expired without the occurrence of a Triggering Event, or in the case of a Potential Change in Control, no Change in Control occurs for at least two years following such Potential Change in Control. Notwithstanding the foregoing, this Agreement shall terminate upon the Executive's attaining age seventy (70), or upon the Executive's Disability or death, except as to obligations of the Company hereunder arising from a Change in Control and/or a termination of the Executive's employment that, in either case, occurred prior to his having reached such age or the occurrence of his Disability or death.

     3. AGREEMENT OF THE COMPANY. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the terms and conditions set forth herein, that upon the occurrence of both a Change in Control and a Triggering Event during the term of

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this Agreement, the Company shall provide to the Executive the benefits described in Sections 3.1 through 3.2 below, and, upon the occurrence of a Change of Control, the Company shall provide to the Executive the benefits described in Section 3.3 below (collectively, the "Severance Benefits"), unless prior to the date of any Triggering Event (with respect to Sections 3.1 or 3.2), or of any Change of Control (with respect to section 3.3), the Executive's employment with the Company has been terminated for Cause or due to the Executive's Disability or death.

          3.1 LUMP-SUM SEVERANCE PAYMENT. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, without discount, equal to one and one half (1.5) times the sum of (i) the Executive's Annual Base Salary and (ii) the Executive's Average Bonus.

          3.2 CONTINUED BENEFITS. For a twenty-four (24) month period (or, if less, the number of months from the Date of Termination until the date the Executive will reach age seventy (70)) after the Date of Termination (the "Benefits Period"), the Company shall provide the Executive with group term life insurance, health insurance, accident and long-term disability insurance benefits (collectively, "Welfare Benefits") substantially similar in all respects to those that the Executive was receiving immediately prior to the Date of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control). During the Benefits Period, the Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Executive to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed senior executive of the Company by reason of making the same changes in his level of coverage or coverage options.

          3.3 VESTING OF OPTIONS. The vesting of all options to purchase securities of the Company granted to the Executive pursuant to the Company's Incentive and Nonqualified Stock Option Plan or any other Company plan that are then held by the Executive shall be accelerated to the date of the Change of Control, and any provision contained in the agreement(s) under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option that by its terms would vest prior to the date provided for in this Section 3.3.

     4. GROSS-UP PAYMENT; CERTAIN LIMITATIONS ON PAYMENTS AND BENEFITS.

          4.1 GROSS-UP PAYMENT. In the event that (i) the Executive becomes entitled to the Severance Benefits or any other benefits or payments in connection with a Change in Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Total Benefits"), and (ii) any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-up

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Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section 4.1, shall be equal to the Total Benefits. The intent of this Section 4 is that after paying the Executive's federal, state and local income tax, Excise Tax, and any payroll taxes with respect to the Gross-Up Payment, the Executive will be in the same position as if the Executive were not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 4 and this Section 4 shall be interpreted accordingly.

          4.2 DETERMINATION. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) such Total Benefits will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the Change in Control or legal counsel (reasonable acceptable to the Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel), such independent certified public accountants or legal counsel as is promptly mutually agreed on in good faith by the Company and the Executive) (the "Tax Counsel"), deliver a written opinion to the Executive, reasonable satisfactory to the Executive's legal counsel, that the Executive will have a reasonable basis to claim that the Total Benefits (in whole or in part ((A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Tax Counsel); and (ii) the value of any Total Benefits which are non-cash benefits or deferred payments or benefits shall be determined by the Tax Counsel in accordance with the principles of Section 280G of the Code.

          4.3 ASSUMPTIONS. For purposes of this Section 4, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive). Except as otherwise provided herein, all determinations required to be made under this Section 4 shall be made by Tax Counsel.

          4.4 REDETERMINATION.

          (a) In the event that prior to the time the Executive has filed any tax returns for the calendar year in which the Change in Control occurred, the Tax Counsel determines, for


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any reason whatsoever, the correct amount of the Gross-Up Payment to be less than the amount determined at the time the Gross-Up Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Gross-Up Payment is determined by the Tax Counsel, the portion of the Gross-Up Payment attributable to such reduction (including the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Gross-Up Payment being repaid by the Executive using the assumptions and methodology utilized to calculate the Gross-Up Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

          (b) In the event that a determination described in (a) above is made by the Tax Counsel after the filing by the Executive of any tax returns for the calendar year in which the Change in Control occurred but prior to one (1) year after the occurrence of such Change in Control, the Executive shall file at the request of the Company amended tax returns in accordance with the Tax Counsel's determination, but no portion of the Gross-Up Payment otherwise payable to the Company shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which the Executive is unable to deduct as a result of payment of the refund).

          (c) In the event the Executive receives a refund pursuant to (b) above and repays such amount to the Company, the Executive shall thereafter file for any refunds or credits that may be due to the Executive by reason of the repayments to the Company. The Executive and the Company shall mutually reasonable agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for such refund or credit is denied.

          (d) In the event that the Excise Tax is later determined by the Tax Counsel or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) once the amount of such excess is finally determined.

          (e) In the event of any controversy between the Executive and the Internal Revenue Service (or other taxing authority) that relates to the payment provided for under this Section 4, subject to the second sentence of Subsection 4.4(c) above, the Executive shall permit the Company to control issues related to this Section 4 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues that the Executive may have with the Internal Revenue Service (or other taxing authority). In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree

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the Executive shall make the final determination with regard to the issues that the Executive may have with the Internal Revenue Service (or other taxing authority). In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to participate, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

     (f) With regard to any initial filing for a refund or any other action required pursuant to this Section 4 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, and the Company shall bear the expense for the preparation of any such filing or amended tax return, provided that the foregoing shall not apply to actions that are provided herein to be at the Executive's discretion.

     (g) The Company shall be responsible for all charges of the Tax Counsel.

     (h) The Executive and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 4 to the extent, if any, necessary to effect the reversal of excessive or shortfall Gross-Up Payments. The foregoing shall not in any way be inconsistent with Section 4.4(c) hereof.

     5. TIMING OF PAYMENTS. The payments provided for in Sections 3.1 and 4 shall be made on the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the repayment of such excess).

     6. REIMBURSEMENT OF LEGAL COSTS. The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a termination that entitles the Executive to any payments under this Agreement including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Termination under Section 7.2 hereof or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

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     7.  TERMINATION PROCEDURES.

          7.1 NOTICE OF TERMINATION. After a Potential Change in Control or a Change in Control, any termination of the Executive's employment (other than by reason of death) must be preceded by a written Notice of Termination from the terminating party to the other party hereto in accordance with Section 8.5 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall (i) specify the date of termination (the "Date of Termination") which shall not be more than sixty (60) days from the date such Notice of Termination is given, (ii) indicate the notifying party's opinion regarding the specific provisions of this Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated. Termination of the Executive's employment shall occur on the specified Date of Termination even if there is a dispute between the parties pursuant to Section
7.2 hereof relating to the provisions of this Agreement applicable to such termination.

          7.2 DISPUTE CONCERNING APPLICABLE TERMINATION PROVISIONS. If within thirty (30) days of receiving the Notice of Termination the party receiving such notice notifies the other party that a dispute exists concerning the provisions of this Agreement that apply to such termination, the dispute shall be resolved either by mutual written agreement of the parties or by expedited commercial arbitration under the rules of the American Arbitration Association, pursuant to the procedures set forth in Section 8.14 herein. The parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Code.

    8.  MISCELLANEOUS.

          8.1 NO MITIGATION. The Company agrees that, if the Executive's employment by the Company is terminated in a manner that results in the payment of Severance Benefits hereunder, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

          8.2 SUCCESSORS. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; in the event of such a succession, references to the "Company" herein shall thereafter be deemed to include such successor.


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Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate his employment and thereafter to receive Severance Benefits, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          8.3 INCOMPETENCY. Any benefit payable to or for the benefit of the Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to the Executive's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.

          8.4 DEATH. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          8.5 NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

          To the Company:
          EntreMed, Inc.
          9640 Medical Center Drive
          Rockville, MD 20850
          Attention: General Counsel

          To the Executive:
          John W. Holaday, Ph.D.
          9640 Medical Center Drive
          Rockville, MD 20850

          8.6 MODIFICATION, WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or its delegee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other

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party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     8.7 ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     8.8 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to principles of conflicts of laws thereof.

     8.9 STATUTORY CHANGES. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

     8.10 WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

     8.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     8.12 NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement shall be deemed to give any Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

     8.13 NO ASSIGNMENT OF BENEFITS. Except as otherwise provided herein or by law, no right or interest of any Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Agreement shall be liable for, or subject to, any obligation or liability of such Executive.

     8.14 ARBITRATION PROCEDURES. All disputes relating to this Agreement, including without limitation any disputes under Section 7.2 hereof, shall be submitted to expedited commercial arbitration under the rules of the American Arbitration Association in Washington D.C., with an arbiter who is mutually acceptable to both parties being selected to preside over such arbitration. The Federal Rules of Evidence shall apply, and the arbiter shall establish the applicable rules of discovery. The prevailing party in any arbitration shall be entitled to recover from the other party all fees and expenses (including, without limitation, reasonable attorney's fees and disbursements) incurred in connection with such arbitration. The arbiter shall determine the scope of arbitrability. The only judicial relief shall be (a) interim equitable relief and (b) relief in aid of or to enforce arbitration.

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          8.15 REDUCTION OF BENEFITS BY LEGALLY REQUIRED BENEFITS.
Notwithstanding any other provision of this Agreement to the contrary, if the Company is obligated by law or by contract (other than under this Agreement) to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation ("Notice Period"), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any pay received with respect to any Notice Period.

          8.16 HEADINGS. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

     9. DEFINITIONS.

          9.1 "ANNUAL BASE SALARY" means the greater of (a) the Executive's highest annual base salary in effect during the one (1) year period preceding a Change in Control and (b) the Executive's highest annual base salary in effect during the one (1) year period preceding the Executive's Date of Termination.

          9.2 "AVERAGE BONUS" means the greater of (a) the Executive's average annual bonus for the two calendar years or such shorter period (which shall be annualized) during which the Executive has been employed by the Company immediately preceding the calendar year in which a Change in Control occurs and
(b) the Executive's average annual Bonus for the two calendar years (or such shorter period which shall be annualized) during which the Executive has been employed by the Company immediately preceding the calendar year which includes the Executive's Date of Termination.

          9.3 "BASE AMOUNT" shall have the meaning ascribed to such term in
Section 280G(b)(3) of the Code.

          9.4 "BOARD" means the Board of Directors of the Company.

          9.5 "CAUSE" means:

          (a) the willful and continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of the Company which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

          (b) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

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          (c)  personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to the Executive at the expense of the Company; or

          (d) willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company.

For purposes of the preceding clauses, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon prior approval given by the Board or upon the instructions or with the approval of the Executive's superior or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

          9.6 "CHANGE IN CONTROL" means a change in the Control of the Company or a Change in Control of EntreMed, Inc., a Delaware corporation that is in Control of the Company ("EntreMed"). Only one Change of Control may occur under their Agreement.

          9.7 "CHANGE IN CONTROL OF THE COMPANY" means the occurrence of any of the following events:

          (a) any Person or Persons acting together (other than the Company, any employee benefit plan of the Company or any entity holding shares of Common Stock or other securities of the Company for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date hereof), in a transaction or series of transactions, are or become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), of securities of the Company entitling such person to thirty percent (30%) or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all shareholders of the Company would be entitled in the election of the Board, were an election held on such date and, if at such time, the combined voting power of the Company's securities beneficially owned by such Person is greater than the combined voting power of the Company's securities beneficially owned by EntreMed;

          (b) the Company's shareholders approve (or, in the event no approval of the Company's shareholders is required, the Company consummates) a (A) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to 65% or more of all votes (without consideration of


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the rights of any class of stock to elect directors by a separate class vote)
to which all shareholders of such corporation would be entitled in the election of directors or where the members of the Board or the Company, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation; or (B) the sale or other disposition of all or substantially all the assets of the Company; or

     (c) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

     9.8 "CHANGE IN CONTROL OF ENTREMED" means the occurrence of any of the following events:

     (a) any Person or Persons acting together, excluding the employee benefit plans of EntreMed, are or become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of EntreMed representing twenty-five percent (25%) or more of the combined voting power of EntreMed's then outstanding securities;

     (b) EntreMed's shareholders approve (or, in the event no approval of EntreMed's shareholders is required, EntreMed consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of EntreMed (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction which would result in the voting securities of EntreMed outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) EntreMed's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

     (c) the shareholders of EntreMed approve a plan of complete liquidation or winding-up of EntreMed or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of EntreMed's assets; or

     (d) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of EntreMed (including for this purpose any new director whose election or nomination for election by EntreMed's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of EntreMed.

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          9.9  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          9.10 "COMPANY" means MaxCyte, Inc., a Delaware corporation.

          9.11 "COVERAGE PERIOD" means the period commencing on the date on which a Change in Control occurs and ending on the second anniversary date thereof.

          9.12 "DATE OF TERMINATION" has the meaning assigned to such term in
Section 7.1 hereof.

          9.13 "DISABILITY" means the complete disability of the Executive under the Company's [appropriate plan], as amended from time to time.

          9.14 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

          9.15 "EXCISE TAX" means any excise tax imposed under Section 4999 of the Code.

          9.16 "GOOD REASON" means:

          (a) the determination by the Executive made in good faith within the first twelve (12) months immediately following a Change in Control that the Executive cannot effectively carry out his duties to the Company, which determination shall be made in a writing delivered to the Company; or

          (b) the occurrence during the Coverage Period of any of the following events:

              (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position, authority, duties or responsibilities immediately prior to a Potential Change in Control that precedes a Change in Control or a Change in Control or any other action by the Company which results in a diminution in any material respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

              (ii) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

              (iii) the Company's requiring the Executive to be based at any office or location that is more than fifty (50) miles from the Executive's office or location immediately prior to either a Potential Change in Control that precedes a Change in Control or a Change in Control;


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               (iv) the failure by the Company (a) to continue in effect any compensation plan in which the Executive participates immediately prior to either a Potential Change in Control preceding a Change in Control or a Change in Control that is material to the Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than existed immediately prior to a Potential Change in Control that precedes a Change in Control or a Change in Control;

               (v) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, disability or other welfare plans in which the Executive was participating immediately prior to a Potential Change in Control that precedes a Change in Control or a Change in Control; or

               (vi) the failure by the Company to pay to the Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the Executive; or

               (vii) the failure by the Company to honor all the terms and provisions of this Agreement.

          9.17 "INDEPENDENT THIRD PARTY" means any Person other than the Company, EntreMed, Persons who are shareholders of the Company as of the date hereof, Persons who hold options to acquire shares of the Company as of the date hereof, or persons who subsequently to the date hereof acquire shares in the Company or options to acquire shares in the Company solely by reason of their employment by the Company (collectively, the "Excluded Parties"), or any Person directly or indirectly controlled by or under common control with the Excluded Parties.

          9.18 "NOTICE OF TERMINATION" shall have the meaning assigned to such term in Section 6.1 hereof.

          9.19 "PERSON" shall have the meaning given in Section 3(a)(9) of the Exchange Act and shall also include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

          9.20 "POTENTIAL CHANGE IN CONTROL" means the occurrence of any of the following:

          (a) the Board approves a transaction described in Subsection (9.7(b) hereof;

          (b) the Board of Directors of EntreMed approves a transaction described in Subsection 9.8(b) hereof;

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          (c) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board;

          (d) the commencement of a proxy contest in which any Person asks to replace or remove a majority of the members of the Board of Directors of EntreMed; or

          (e) the commencement of a tender offer in which any Person seeks to become a "beneficial owner" (as defined in rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of EntreMed representing twenty-five percent (25%) or more of the combined voting power of EntreMed's then outstanding securities.

     9.21 "SEVERANCE BENEFITS" has the meaning assigned to such term in Section 3 hereof.

     9.22 "TRIGGERING EVENT" means (i) the termination of the Executive's employment by the Company at any time during the Coverage Period, other than a termination for Cause or a termination due to the Executive's Disability or death or (ii) a termination of the Executive's employment by the Executive at any time during the Coverage Period when Good Reason exists.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer, thereunto duly authorized, and the Executive has executed this Agreement, all as of the day and year first above written.


                                        EntreMed, Inc.



                                        By:  /s/ John W. Holaday
                                           ----------------------------------
                                        Name:  John W. Holaday
                                        Title: Chairman & CEO


                                        Executive

                                          /s/ John W. Holaday, Ph.D.
                                        -------------------------------------
                                        John W. Holaday, Ph.D.


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